Exhibit 99

For information, contact: Jan Mitchell – 503-813-7281 Sally Labriere – 530-842-8619	August 7, 2003 FOR IMMEDIATE RELEASE

Pacific Power concludes talks with Nor-Cal Electric Authority
Company will continue to serve California customers

YREKA, Calif. – Pacific Power announced today that it was breaking off talks with the Nor-Cal Electric Authority over plans to sell Pacific Power’s California service area to Nor-Cal.

Since 1998, Pacific Power and Nor-Cal have sought to pursue a transaction whereby Pacific Power’s northern California service area could be sold to Nor-Cal. Nor-Cal is a joint power authority that was specifically set up to purchase the system and operate it independently.

When the proposed sale was first announced, Pacific Power believed a transaction could be structured that would be good for customers, and be supported by all communities as well as the California Public Utilities Commission (CPUC), which must approve the sale.

“After five years of significant effort and negotiation with Nor-Cal and stakeholders, there is still uncertainty that a transaction could ever be successfully completed,” said Andy MacRitchie, executive vice president, PacifiCorp. “In our opinion, although there have been points of encouragement along the way, we now believe it is unlikely we could successfully complete an appropriate transaction.

“We always knew the transaction would face significant scrutiny from the CPUC,” said MacRitchie. Since the initial application to sell was dismissed by the CPUC in 2000, the parties recognized the difficulties of passing the CPUC’s stringent customer benefits standards. Further complicating the transaction, both Siskiyou and Modoc counties have publicly challenged the sale.

Since the proposed transaction was initiated, the company’s employees have continued to provide excellent customer service to northern California customers. However, both customers and employees have been in limbo for five years while negotiations continued.

“Our plans are to put this behind us and to continue serving our customers in California as we have for the past 40 years. We believe this approach serves the best interests of our customers,” said MacRitchie. “Ending the uncertainty caused by this potential transaction and moving forward positively is important to the company, our employees and customers. We are reinvigorating our activities in California and will be increasing economic development efforts over the next few months. We’ll be working with community leaders to identify projects that will enhance community growth and stability.”

Pacific Power serves more than 44,000 customers in Yreka, Crescent City, Alturas, Mt. Shasta and surrounding communities.